Exhibit 23.1

Consent of Independent Auditor

We consent to the use of our reports dated February 18, 2014 with respect to the statement of revenues and certain expenses of JFK Airgate, included in this Current Report on Form 8-K/A filed with the Securities and Exchange Commission on February 18, 2014.

/s/ Ernst & Young LLP

San Francisco, California

February 18, 2014